Exhibit 5.1

RELIANT ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com
October 6, 2009
Global Industries, Ltd.
11490 Westheimer, Suite 400
Houston, Texas 77077
     Re: Global Industries, Ltd. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Global Industries, Ltd., a Louisiana corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) 152,030 shares (the “Option Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Company’s 1992 Stock Option Plan (the “1992 Plan”) and (ii) the registration of 5,000,000 additional shares (the “Incentive Plan Shares,” and together with the Option Plan Shares, the “Shares”) of the Common Stock issuable pursuant to the Company’s 2005 Stock Incentive Plan (the “2005 Plan,” and together with the 1992 Plan, the “Plans”).
     We have examined the Plans and such corporate records, documents, instruments and certificates of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.
     Based upon such examination and review, we are of the opinion that the Shares have been duly and validly authorized and will, upon issuance and delivery as contemplated by the Plans, be validly issued, fully paid and nonassessable outstanding shares of Common Stock.
     This Firm consents to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Porter & Hedges, L.L.P.

PORTER & HEDGES, L.L.P.